Exhibit 10.1

EQUITY RESIDENTIAL

EXECUTIVE SEVERANCE PLAN

(for the Chief Executive Officer, President, and Executive Vice Presidents

that report directly to the Chief Executive Officer and/or President)

Plan Document/Summary Plan Description

Equity Residential (the “Company”) has adopted this Executive Severance Plan (the “Plan”) for the benefit of certain management employees of the Company and its subsidiaries (hereinafter referred to as the “Company Group”), on the terms and conditions hereinafter stated. Participation in this Plan is intended to be limited to those management employees designated as eligible for the Plan by the Committee who receive and return a Participation Notice and Agreement in the form attached hereto as Exhibit A.

The Plan shall be effective on the Effective Date. Other than any “change in control” agreements between the Company and a Participant, whether entered into prior to, or after, the Effective Date (the “Change in Control Agreements”), this Plan supersedes, solely for the Participant, any prior plans, policies, guidelines, arrangements, agreements, letters and/or other communication, whether formal or informal, written or oral sponsored by any member of the Company Group and/or entered into by any representative of the Company Group that might otherwise provide severance benefits (collectively, the “Other Severance Arrangements”). As such, other than the Change in Control Agreements, this Plan represents the exclusive severance benefit provided to Participants and such individuals shall not be eligible for any other severance benefits provided in Other Severance Arrangements. For the avoidance of doubt: (i) the Change in Control Agreements are not included within the definition of Other Severance Arrangements, and are not superseded by this Plan, and (ii) retirement, death and disability benefits provided in the Share Incentive Plan are also not included within the definition of Other Severance Arrangements and are not superseded by this Plan.

The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). In addition, the Plan shall, to the extent legally possible, be considered a “top hat” plan which is maintained for a select group of management or highly compensated employees (as defined in Title 29, Code of Federal Regulations, Section 2520.104-24). Accordingly, any benefits paid pursuant to the terms of the Plan are not deferred compensation for purposes of ERISA, and no Participant shall have a vested right to such benefits. To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from the provisions of Code Section 409A. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to either constitute a welfare benefit plan under ERISA or comply with or be exempt from Code Section 409A, as the case may be, shall have no force and effect; provided, that, the Company shall make any necessary changes to comply with Code Section 409A while intending to preserve the economic benefits to the Participants hereunder.

1.	Definitions.

(a) ”Accrued Compensation” means all amounts that have accrued to the benefit of the Participant through the “Termination Date” but not paid as of the Termination Date including: (i) Base Salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Participant on behalf of the Company during the period ending on the Termination Date, (iii) vacation and sick leave pay (to the extent provided by Company policy or applicable law), (iv) any Annual Incentive Award for service in the last fiscal year ended on or prior to the Termination Date, in the amount approved in good faith by the person or committee having authority as part of the Company’s typical and customary process (as of the date of this Plan, this is the Committee), and (v) any other amounts or benefits required to be paid by law or the applicable Company employee benefit plans or policies.

(b) ”Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

(c) “Annual Incentive Award” means any compensation (which may be cash and/or equity) offered as an annual incentive in addition to base salary which the Participant was eligible to earn for service in a given year, specifically excluding any “LTIP-Type Award” as defined below. As of the Effective Date, “Annual Incentive Award” would refer to compensation awarded under the Company’s Annual Incentive Plan, which is comprised of both an Annual Performance Bonus and an Annual Performance Equity Grant.

(d) ”Annual Performance Bonus” means, subject to the following two sentences, the annual cash incentive bonus in which the Participant participates as of the date of a Qualifying Termination. As of the Effective Date, the Annual Performance Bonus is paid out in cash unless a recipient elects to receive it as equity, and reflects performance against pre-established goals in respect of the previous calendar year. Following the Effective Date, if executives at the Company no longer receive an annual cash incentive bonus as part of executive compensation, then the “Annual Performance Bonus” shall be defined as the functional equivalent of such bonus.

(e) “Annual Performance Equity Grant” means the annual equity grant program in which the Participant participates as of the date of a Qualifying Termination. As of the Effective Date, the Annual Performance Equity Grant is an equity grant, subject only to time-based vesting, that reflects performance against pre-established goals in respect of the previous calendar year. Following the Effective Date, if executives at the Company no longer receive an annual equity grant as part of executive compensation, then the “Annual Performance Equity Grant” shall be defined as the functional equivalent of such grant.

(f) ”Base Salary” means a Participant’s then-current annual base salary rate immediately prior to his or her Qualifying Termination (or, if higher, the annual base salary immediately prior to an event that constitutes a Good Reason hereunder), exclusive of any bonus payments or additional payments, unpaid or unreimbursed expenses, under any benefit plan sponsored by the Company Group, including but not limited to, any ERISA plans, stock plans, incentive and deferred compensation plans, insurance coverage or medical benefits and without deduction for any salary deferrals under the benefit or deferred compensation plans or programs of the Company Group.

(g) ”Board” means the Board of Trustees of the Company.

(h) ”Cause” means a termination of employment if the Participant (i) has been convicted of a felony involving fraud or dishonesty; (ii) intentionally and continually failed substantially to perform the Participant’s reasonably assigned duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental illness or from the Participant’s assignment of duties that would constitute “Good Reason” as hereinafter defined) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Participant specifying the manner in which the Participant has failed substantially to perform or (iii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that no termination of the Participant’s employment shall be for Cause as set forth in clauses (ii) and/or (iii) above until (x) there shall have been delivered to the Participant a copy of a written notice setting forth that the Participant was guilty of the conduct set forth in clauses (ii) and/or (iii) and specifying the particulars thereof in detail and (y) the Participant shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Participant’s counsel if the Participant so desires). A Participant may only be terminated for Cause upon a written resolution adopted in good faith by at least two-thirds of the Board. Neither an act, nor a failure to act, on the Participant’s part shall be considered “intentional” unless the Participant has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Participant’s action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Plan to the contrary, no failure to perform by the Participant after a notice of termination for Good Reason is given by the Participant shall constitute Cause for purposes of this Plan.

(i) ”Change in Control” means, in relation to a Participant, the same meaning that such term has in such Participant’s Change in Control Agreement.

(j) ”Claims Administrator” means the Committee or such other individual or group of individuals as may be appointed as the claim administrator under the Plan by the Committee from time to time.

(k) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any analogous state law.

(l) ”Code” means the Internal Revenue Code of 1986, as amended, and the rules, regulations or other interpretative guidance promulgated thereunder, as well as any successor laws in replacement thereof.

(m) ”Committee” means the Compensation Committee of the Board and any successor committee of the Board performing a similar function.

(n) ”Disability’” shall have the meaning set forth in the Share Incentive Plan.

(o) ”Effective Date” means December 11, 2024.

(p) “Effective Date LTI Awards” means collectively, the 2022 Long-Term Incentive Plan Award, 2023 Long-Term Incentive Plan Award, and 2024 Long-Term Incentive Plan Award awarded by the Company to the Participants prior to the Effective Date.

(q) ”Employer” means, with respect to any Participant, the member of the Company Group at which such Participant is employed.

(r) ”ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations or other interpretive guidance promulgated thereunder, as well as any successor thereto.

(s) ”Good Reason” means the occurrence of any events or conditions described in subsections (i) through (vii) hereof:

(i) a material change in the Participant’s status, title, position or responsibilities (including reporting responsibilities) which, in the Participant’s reasonable judgment, represents a substantial adverse change; the assignment to the Participant of any duties or responsibilities which, in the Participant’s reasonable judgment, are inconsistent with the Participant’s status, title, position or responsibilities; except in connection with the termination of the Participant’s employment for Disability, Cause, as a result of the Participant’s death or by the Participant other than for Good Reason;

(ii) a material reduction in the Participant’s total target compensation opportunity (measured as base salary, target Annual Incentive Award, and target LTIP-Type Awards), other than an “across the board” reduction of compensation that generally affects all senior executives of the Company, or any failure to pay the Participant any compensation or benefits to which the Participant is entitled within 30 days of written notice thereof;

(iii) the Company’s requiring the Participant to be based at any place outside the Chicago metropolitan area, except for reasonably required travel on the Company’s business which does not represent a material increase in such travel requirements;

(iv) the failure by the Company to provide the Participant with benefits (as opposed to compensation), in the aggregate, at least substantially comparable to those provided for under each other employee benefit plan, program and practice that are offered to each of the other senior executives of the Company;

(v) any material breach by the Company of any provision of this Plan or any material compensation agreement;

(vi) any purported termination of the Participant’s employment for Cause by the Company which does not comply with the terms of the definition of “Cause”; or

(vii) the failure of the Company to obtain an agreement, satisfactory to the Participant, from any successors and assigns of the Company to assume and agree to perform this Plan.

The Participant’s right to terminate the Participant’s employment as a result of a “Good Reason” shall not be reduced or negatively impacted by the Participant’s incapacity due to a Disability or other physical or mental infirmity.

(t) “Health Benefits Continuation Coverage” means the Company and Participant will share responsibility for the payment of premiums required to maintain medical, dental and vision COBRA continuation coverage for Participant and the Participant’s dependents and beneficiaries under the Company’s group health insurance plan(s). Such payments shall be allocated as follows: Participant will pay the same dollar portion of the premium which Participant has been paying prior to the Termination Date (or such amount that other similarly situated executives who continue in the employ of the Company during the Health Benefits Continuation Period would pay for elected coverage). The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Participant obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Participant hereunder as long as the aggregate coverages and benefits of the combined benefits plans is no less favorable to the Participant than the coverages and benefits required to be provided hereunder. This definition shall not be interpreted so as to limit any benefits to which the Participant, the Participant’s dependents or beneficiaries may be otherwise entitled under any of the Company’s employee benefit plans, programs or practices following the Participant’s termination of employment.

(u) ”Health Benefits Continuation Period” means, as to any Participant, the Health Benefits Continuation Period set forth in Exhibit B applicable to the Participant’s position as of the date of a Qualifying Termination (but disregarding any diminution in position that has given rise to a Good Reason), unless otherwise set forth in the Participation Notice and Agreement. If the Health Benefits Continuation Period as set forth in Exhibit B is longer than that required by law with regard to COBRA continuation, at the end of such required COBRA continuation period the Company shall make a lump-sum payment to Participant equal to a reasonable estimate of what the employer portion of COBRA coverage would have been for the portion of the Health Benefits Continuation Period that occurs after the end of the required COBRA continuation period (had the required COBRA continuation period included such remainder of the Health Benefits Continuation Period) .

(v) “LTIP-Type Award” means a performance or incentive award that Participant may have the right to receive for performance over a multi-year period, such as any rights to receive awards under the Company’s Long-Term Incentive Plan, a development incentive plan, or special retention grants, including, but not limited to the Effective Date LTI Awards.

(w) “LTI Payment” means the amount payable to a Participant as set forth on Exhibit C.

(x) “Participant” means any employee designated as eligible for the Plan by the Committee who is selected by the Committee to participate in the Plan and returns to the Company an executed Participation Notice and Agreement.

(y) ”Participation Notice and Agreement” means the form of participation notice and agreement to the terms of the Plan, substantially in the form set forth in Exhibit A hereto.

(z) ”Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, and any successor thereto).

(aa) “Pro-Rata Incentive Award” means the target Annual Incentive Award amount that the Participant was eligible to receive for service in the Company’s fiscal year in which the Participant’s employment terminates, multiplied by a fraction, the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365 (366 days in a leap year).

(bb) “Qualifying Termination” means a Participant’s termination of employment by the Employer without Cause (and other than as a result of the Participant’s death or during the Participant’s Disability) or by the Participant with Good Reason; provided, however, it shall not be considered a Qualifying Termination if (i) such Participant’s employment with the Employer is terminated upon the expiration of a leave of absence by reason of the Participant’s failure to return to work at such time, or (ii) prior to the Participant’s Qualifying Termination, the Participant has delivered written notice of the Participant’s intent to voluntarily resign under the “Rule of 70” (as defined in the Share Incentive Plan).

(cc) ”Release Agreement” means a release of claims in the form attached hereto as Exhibit D (as it may be updated by the Company to incorporate changes in law), pursuant to which a Participant is required to (i) acknowledge the receipt of the severance payment and other benefits and (ii) release the Company and its Affiliates (including the Employer) and other persons and entities designated by the Company from any liability arising from his or her employment or termination (other than with respect to the Participant’s rights under the Plan and with respect to other customary exceptions).

(dd) ”Release Effectiveness Date” means the date the Release Agreement becomes effective and irrevocable.

(ee) “Severance Multiple” means, as to any Participant, the Severance Multiple set forth in Exhibit B applicable to the Participant’s position as of the Termination Date (but disregarding any diminution in position that has given rise to a Good Reason).

(ff) “Severance Payment Period” means, as to any Participant, the Severance Payment Period set forth in Exhibit B applicable to the Participant’s position as of the Termination Date (but disregarding any diminution in position that has given rise to a Good Reason), or, if greater, the Severance Payment Period set forth in the Participant’s Participation Notice and Agreement.

(gg) ”Share Incentive Plan” means the Company’s 2019 Share Incentive Plan, as amended from time to time, or the most recent successor plan thereto adopted by the Company for the purpose of providing equity and other incentive compensation to the employees and other service providers of the Company Group, if any.

(hh) “Successors and Assigns” means a corporation or other entity acquiring all or substantially all the securities, assets and/or business of the Company whether by operation of law or otherwise, and any Affiliate of such Successors and Assigns.

(ii) “Target Bonus Amount” means a Participant’s target Annual Performance Bonus (or, if higher, the target Annual Performance Bonus (x) immediately prior to a reduction in Annual Performance Bonus that constitutes a Good Reason hereunder or (y) at any point during the prior 12 months).

(jj) “Termination Date” means the date of a Qualifying Termination.

2. Eligibility. Eligibility to participate in the Plan shall be limited to any employee of the Company Group that is designated as a Participant by the Committee; provided that, as a condition of participation in the Plan, the Participant must execute and submit a Participation Notice and Agreement, and following the Participant’s Qualifying Termination, a Release Agreement.

3. Termination of Employment.

(a) Upon a Participant’s Qualifying Termination, in addition to Accrued Compensation, subject to such Participant’s execution, delivery, and non-revocation of the Release Agreement, as contemplated in Section 3(c) below, the Company shall pay or provide to such Participant the following payments and benefits:

(i) Pro-Rata Incentive Award. A Pro-Rata Incentive Award, payable in cash on the first regularly scheduled payroll date after the Release Effectiveness Date;

(ii) Cash Severance. An amount equal to such Participant’s applicable Severance Multiple multiplied by the sum of such Participant’s Base Salary and Target Bonus Amount, such amount to be paid, in cash, in equal installments no less frequently than monthly over the applicable Severance Payment Period beginning with the first payroll period after the Release Effectiveness Date;

(iii) Health Benefits Continuation Coverage. Health Benefits Continuation Coverage for the Health Benefits Continuation Period;

(iv) LTIP-Type Awards. The LTI Payment, such amount to be paid, in cash, in equal installments no less frequently than monthly over the applicable Severance Payment Period, beginning with the first payroll period after the Release Effectiveness Date; and

(v) Vesting. Any unvested stock options, restricted stock, phantom share awards, share appreciation rights, restricted units, dividend equivalents and any other awards issued to the Participant pursuant to the Company’s Share Incentive Plan shall immediately vest, provided that LTIP-Type Awards shall be handled in accordance with clause (iv) above and Exhibit C. With respect to vested option awards, Participant will have until the expiration of the Severance Payment Period applicable to such Participant to exercise any options. Any restricted units that are vested pursuant to this provision will remain subject to any other restrictions that may be applicable to the terms of such units, including “book-up” risk and required holding periods.

(b) Other Termination Events. If a Participant experiences a termination of employment or services with the Company or any of its Affiliates which does not constitute a Qualifying Termination, the Participant shall not be entitled to the payment of any severance or other benefits under this Plan. Furthermore, if a Participant becomes entitled to severance or other benefits pursuant to a Change in Control Agreement as a result of a termination, the Change in Control Agreement shall govern, and the Participant shall not be entitled to the payment of any severance or benefits under this Plan.

(c) Release Agreement. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (a) above (other than the Accrued Compensation) shall be conditioned upon a Participant’s execution, delivery to the Company, and non-revocation of the Release Agreement and the expiration of any revocation period contained in such Release Agreement within sixty (60) days following the Termination Date. If a Participant fails to execute the Release Agreement in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his or her acceptance of such release following its execution, such Participant shall not be entitled to payment of any severance and other benefits under the Plan (other than the Accrued Compensation). Further, to the extent that any of the payments hereunder constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the Termination Date, but for the condition on executing the Release Agreement as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining payments shall thereafter be provided to the Participant according to the applicable schedule set forth herein.

4. Additional Terms.

(a) Taxes. Severance, vesting of equity and other payments and benefits under the Plan shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation, and the Company shall remit such amounts to the applicable governmental entity.

(b) Other Benefit Plans. Payments under the Plan are not deemed “compensation” for purposes of calculating any contributions or accruals under the retirement plans, savings plans, and incentive plans of the Company Group, except to the extent specifically required by the terms of such plans. Accordingly, no contributions to the retirement and savings plans of the Company will be made from the severance payments and other payments and benefits under the Plan, and such plans will not accrue any benefits attributable to payments under the Plan.

5. Termination or Amendment of the Plan.

Except as otherwise set forth in a Participation Notice and Agreement, or as may be agreed between the Company and Participant in a written amendment to such Participant Notice and Agreement, the Plan may be amended, terminated or discontinued in whole or in part, at any time and from time to time at the discretion of the Board or the Committee; provided, however that no amendment, termination, or discontinuance of either the Plan or any provision of the Plan that has the effect of reducing or diminishing the potential benefits a Participant may receive under the Plan, shall be effective with respect to the Participant without a written amendment to such Participant’s Participation Notice and Agreement, except for an amendment to the administrative provisions of the Plan that is considered by counsel to be required pursuant to applicable law.

6. Claims Procedure.

(a) Processing Claims. The processing of claims for benefits and payments under the Plan will be carried out in the time period required by applicable law. If an individual is not selected for participation in the Plan or does not satisfy the conditions for eligibility in the Plan, he or she is not entitled to benefits and/or payments under this Plan.

(b) Decision. If an individual’s claim for benefits under this Plan is denied, the individual will receive a written notice within ninety (90) days (in special cases, more than 90 days may be needed and such individual will be notified in this case):

(i)	requesting additional material or information to further support the claim, and the reasons why these are necessary,

(ii)	setting forth specific reasons as to why the claim was denied,

(iii)	setting forth clear reference to the Plan provisions upon which the denial is based, and

(iv)	providing notice of the individual’s right to have the denial reviewed as explained below.

(c) Request for Review of Denial of Benefits. The individual or his or her authorized representative may request a review of his or her claim by giving written notice to the Claims Administrator. Each individual has the right to have representation, review pertinent documents, and present written issues and comments. An individual’s request must be made not later than 60 days after he or she receives the notice of denial. If an individual fails to act within the 60-day limit, the individual loses the right to have his or her claim reviewed.

(d) Decision on Review. Upon receipt of a request for review from an individual, the Claims Administrator shall make a full and fair evaluation and may require additional documents necessary for such a review. The Claims Administrator shall make a decision within 60 days from receipt of the individual’s request. In the event of special circumstances, a decision will be given to the employee as soon as possible, but not later than 120 days after receipt of the individual’s request for review. The decision on the review shall be in writing and shall include specific reasons for the decision. The final decision of the Claims Administrator shall be conclusive and binding upon all parties having or claiming to have an interest in the matter being reviewed, subject to Section 6(f) below.

(e) In Case of Clerical Error. If any information regarding an individual is incorrect, and the error affects his or her benefits, the correct information will determine the extent, if any, of the individual’s benefits under the Plan.

(f) No Limitation of Rights. Nothing in this Section 6 shall limit the Participant’s ability to file or bring a claim, proceeding, or legal action for relief with respect to any right or claim for payments or benefits under this Plan.

7. General Information.

(a) No Right to Continued Employment. Nothing contained in this Plan shall confer upon any Participant any right to continue in the employ of any member of the Company Group nor interfere in any way with the right of the Company to terminate his or her employment, with or without cause.

(b) Plan Not Funded. Amounts payable under this Plan shall be payable from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such amounts. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company by reason of participation hereunder. Neither the provisions of this Plan, nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.

(c) Discretion of Company, Board and Committee. Any decision made or action taken by, or inaction of, the Company, the Board, the Committee or the Claims Administrator arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of this Plan that is within its authority hereunder or applicable law shall be made in such person’s reasonable, good faith discretion and shall be subject to de novo or similar review by a court or arbitrator.

(d) Section 409A.

(i) Section 409A Compliance. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Code Section 409A and the regulations issued thereunder, the provisions of the Plan will be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company (or its employees, officers or trustees) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Code Section 409A or any other applicable law.

(ii) Specified Employees. Notwithstanding anything herein to the contrary, (i) if, at the time of a Participant’s Qualifying Termination such Participant is a “specified employee” as defined in Code Section 409A and regulations thereunder, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Code Section 409A, then the commencement of the payment of any such payments or benefits hereunder will be deferred (without any reduction or increase in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following such Participant’s Qualifying Termination (or the earliest date that is permitted under Code Section 409A); and (ii) if any other payments of money or other benefits due to the Participant hereunder would cause the application of an accelerated or additional tax under Code Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by or at the direction of the Committee, that does not cause such an accelerated or additional tax or result in additional cost to the Company; provided, that, the Company shall endeavor to maintain the intended economic benefits of the Plan. The Company shall consult with its legal counsel and tax advisors in good faith regarding the implementation of this Section; provided, however, that none of the Company, any other member of the Company Group, or any of their respective employees or representatives, shall have any liability to the Participant with respect thereto.

(e) No Duplication. The benefits under this Plan replace and supersede any severance benefits payable upon a termination previously established under Other Severance Arrangements. In no event shall any Participant receive more than the severance benefits provided for herein, and any severance benefits provided under any Other Severance Arrangement or otherwise, to the extent paid, shall reduce the amounts to be paid hereunder. Notwithstanding the forgoing, the benefits under this plan do not replace or supersede the benefits payable to a participant under a Change in Control Agreement, and in the event of a Change in Control, the Change in Control Agreements shall govern.

(f) Governing Law. All questions pertaining to the construction, regulation, validity and effect of the provisions of this Plan shall be determined in accordance with the laws of Illinois, without giving effect to the conflict of laws principles thereof.

(g) Notice. Any notice or other communication required or which may be given pursuant to this Plan shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or two days after it has been mailed by United States express or registered mail, return receipt requested, postage prepaid, addressed to the Company, at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, Attention: Chairman of the Board with a copy to the General Counsel of the Company; or to the Participant at the Participant’s most recent address on file with the Company.

(h) Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

(i) Successors. This Plan shall be binding upon and shall inure to the benefit of the Company, its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Plan nor any right or interest hereunder shall be assignable or transferable by the Participant, the Participant’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal personal representative, and therefore the foregoing restriction on assignment shall not apply to an assignment of a contingency or payment due: (1) after the death of a Participant to the deceased Participant’s legal representative or beneficiary; or (2) after the Disability of a Participant to the disabled Participant’s personal representative.

Exhibit A

EQUITY RESIDENTIAL

EXECUTIVE SEVERANCE PLAN

Participation Notice and Agreement

Participant:

Qualifying Termination
Severance Multiple:
Health Benefits Continuation Period:	months
Severance Payment Period	months

I hereby agree to the terms and conditions of the Equity Residential Executive Severance Plan (the “Plan”), including the terms set forth in this Participation Notice and Agreement and the Restrictive Covenants (as defined below) incorporated hereto.

I understand that as a Participant under the Plan (a “Participant”), the terms of the Plan will exclusively govern all subject matters addressed by the Plan and I understand that, except as expressly provided in any Change in Control Agreement (as defined in the Plan), the Plan supersedes and replaces, as applicable, any and all agreements (including any prior employment agreement), plans, policies, guidelines or other arrangements, including Other Severance Arrangements (as defined in the Plan), with respect to all subject matters covered under the Plan and my rights to severance upon any Qualifying Termination (as defined in the Plan).

I acknowledge and recognize the highly competitive nature of the businesses of the Company Group (as defined in the Plan), and that I will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual suppliers, investors, and partners involved in those businesses, and the goodwill associated with the Company Group.

Accordingly, I agree to be bound by the provisions of Appendix A to this Participation Notice and Agreement (the “Restrictive Covenants”), which are incorporated into this Participation Notice and Agreement and made a part hereof.

Signed: ____________________

Date: _____________________

APPENDIX A

Restrictive Covenants

The Participant acknowledges and recognizes the highly competitive nature of the business of the Company Group, that the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about the business, as well as access to the prospective and actual suppliers, investors, and partners involved in the business, and the goodwill associated with the Company Group. Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and any member of the Company Group.

1. Non-Competition; Nonsolicitation.

(a) The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees as follows:

(i) During the Restricted Period, the Participant will not, without prior written consent from the Company regarding the specific engagement, employment, or investment proposed, and such consent to be delivered in its sole, good faith discretion, directly or indirectly:

(A) engage in the Business with or through, or enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate to the Business; or

(B) acquire a 10% or greater financial interest in a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

(ii) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person: (A) stand as a candidate for the Company’s Board unless invited to do so by a majority of the then-current Board; or (B) directly or indirectly solicit or encourage any employee of the Company Group to leave the employment of the Company Group; provided that any general solicitation of employees, or the use of a search firm making solicitations, that is not targeted to employees of the Company Group, or providing a reference to a third-party employer, upon request, shall not constitute a breach of this Section 1(a)(ii)(B).

(iii) For purposes of this Appendix A:

(A) “Business” shall mean the acquisition, development and management of residential properties in various markets within the United States (and other specific countries, if any, in which the Company is conducting Business at the time of a Qualifying Termination).

(B) “Competitor” shall mean any individual, corporation, fund, fund family, partnership, or other entity engaged in the Business in direct competition with the Company and its subsidiaries, owning and/or operating the Business through assets that have an aggregated gross asset value in excess of five billion dollars ($5,000,000,000.00) as reasonably determined by the Company. For the avoidance of doubt, a “Competitor” includes a fund or series of funds with a common sponsor managing five billion dollars ($5,000,000,000.00) or more in the Business.

(C) “Restricted Period” shall mean the Participant’s employment or service at the Company, as applicable, and the period equal to the Severance Payment Period following a Qualifying Termination.

(b) It is expressly understood and agreed that although the Participant and the Company Group consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof (but only with respect to the term so breached and only if the Company takes steps to contest such breach) as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d) The provisions of this Section 1 shall survive the termination of the Participant’s employment or service for any reason.

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) The Participant will not at any time (whether during or after the Participant’s employment or engagement, as applicable) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its Affiliates (other than its professional advisers who are bound by confidentiality obligations, lenders and partners or otherwise in performance of the Participant’s employment or engagement duties), any proprietary and non-public/confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting), training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company Group (“Confidential Information”) without the prior written authorization of the Company; provided, however that the conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) by the Participant, and the Participant’s consideration of such information in connection with the Participant’s pursuit or evaluation of, involvement with or participation in, any project or activity that is not prohibited by this Appendix A shall be deemed not to constitute a breach of Section 2(a)(i)(x) in any manner whatsoever, unless such Participant’s use of such Confidential Information has an objective and detrimental impact on the business of the Company and its subsidiaries.

(ii) “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant; (y) made legitimately available to the Participant by a third party without breach of any confidentiality obligation of which the Participant has knowledge (it being understood that any information made available by an employee, officer or director of the Company Group shall not be protected by this exclusion); or (z) required by law, court order or subpoena or governmental or regulatory investigation to be disclosed; provided, that with respect to subsection (z), to the extent permitted by applicable law, the Participant shall give reasonably prompt written notice to the Company of such requirement and reasonably cooperate, at the Company’s sole expense, with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Upon termination of the Participant’s employment or service for any reason, the Participant shall (x) except as otherwise provided herein, cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any member of the Company Group; (y) immediately destroy, delete, or return to the Company, at the Company’s option and expense, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and reasonably cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware. Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that Participant may retain, as Participant’s own property, copies of Participant’s individual personnel documents, such as payroll and tax records, and similar personal records, and Participant’s address book.

(b) Intellectual Property

(i) If the Participant creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Participant’s employment or engagement and within the scope of such employment or engagement and with the use of any of the Company’s resources (the “Company Works”), the Participant shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) The Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason, to secure the Participant’s signature on any document for this purpose, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact, to act for and in the Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iii) The provisions of Section 2 hereof shall survive the termination of the Participant’s employment or engagement, in either case, for any reason.

(c) Protected Rights. Nothing contained in this Agreement or any other plan, policy, agreement, or code of conduct or similar arrangement of the Company Group, limits Participant’s ability to (i) disclose any information to governmental agencies or commissions as may be required by law, (ii) file a charge or complaint with, or communicate or cooperate with, any U.S. federal, state, or local governmental agency or commission (a “Governmental Entity”), or otherwise participate in any investigation or proceeding that may be conducted by a Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case all such charges, complaints, communications and disclosures are consistent with applicable law, or (iii) receive an award from a Governmental Entity for information provided under any whistleblower program, including the Participant’s right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.

3. Specific Performance. The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of Section 1 or 2 of this Appendix A may be inadequate and the Company may suffer irreparable damages as a result of such breach. In recognition of this fact, the Participant agrees that, in the event of a Restrictive Covenant violation, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. For the avoidance of doubt, in addition to any other remedies that the Company may have at law as a result of a Restrictive Covenant violation by Participant, Participant’s right to continue receiving severance payments and/or health continuation benefits under the Plan shall cease upon a Participant’s Restrictive Covenant violation.

Exhibit B

Benefit Tiers

With respect to any Participant, unless otherwise set forth in a Participation Notice and Agreement, the following Severance Multiples, Health Benefits Continuation Periods, and Severance Payment Periods shall apply.

Benefit Tier	Eligible Positions, Titles
Tier A	Chief Executive Officer
Tier B	Executive Vice President (or President if not also Chief Executive Officer)

	Tier A	Tier B
Qualifying Termination
Severance Multiple:	2.00x	l.50x
Health Benefits Continuation Period (months):	24	18
Severance Payment Period (months):	24	18

Exhibit C

LTI Payments

As to the Effective Date LTI Awards: All incomplete plans are prorated on the number of days elapsed under each plan in relation to the full 36 months in the performance period, valued as if the performance period ended as of the Termination Date1 (or, if the Termination Date occurs on a date subject to a trading lockout, then plans will be valued as of the market close on the 5th trading day after the expiration of the lockout), the resulting amount will be vested, then paid out in cash per the applicable Severance Payment Period referred to above.

•

For example, if a termination occurred on September 30, 2024, performance would be calculated as of that date and the 2022 Long-Term Incentive Plan Award would be prorated to 91.7% (33/36); the 2023 Long-Term Incentive Plan Award would be prorated to 58.3% (21/36); and the 2024 Long-Term Incentive Plan Award would be prorated to 25% (9/36).

As to other LTIP-Type Awards: The same terms and conditions as stated above for Effective Date LTI Awards shall apply, except to the extent that the award document for such LTIP-Type Award provides for a different method that would apply in the case of a Qualifying Termination under the Plan, in which case the terms and conditions under the LTIP-Type Award will govern.

[1]

For purposes of calculating TSR, the Ending Share Price for the Company and the relevant index companies shall be the closing price of each company’s common shares on the Qualifying Termination Date (as opposed to a trailing average). With respect to the Net Debt to Normalized EBITAre and NFFO Performance Metrics set forth in the Effective Date LTI Awards, the valuation will be appropriately measured with reference to the Company’s most recent internal reforecast (capitalized terms in this footnote have the meanings ascribed to such terms in the Effective Date LTI Awards).

Exhibit D

Release

GENERAL RELEASE AND WAIVER AGREEMENT

THIS GENERAL RELEASE AND WAIVER AGREEMENT (this “Release”) is entered into by and between EQUITY RESIDENTIAL (“Equity”), and ____________ (“Participant”) on ________________, 20___ and shall be effective upon the expiration of the revocation period referred to herein (the “Effective Date”).

WHEREAS, Participant is eligible to receive certain benefits under Equity’s Executive Severance Plan (the “Plan”), as a result of Participant’s Qualifying Termination (as defined in the Plan); and

WHEREAS, under the Plan it is a condition precedent that Participant execute a General Release and Waiver Agreement to receive certain benefits thereunder;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and in the Plan, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Participant and Equity voluntarily and knowingly agree as follows:

1. For the purposes of this Release, the term “Equity” includes: Equity Residential, Equity Residential Management, L.L.C., Equity Residential Services, L.L.C., Equity Residential Properties Management Limited Partnership, ERP Operating Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, ERP Holding Co. Inc., Equity Residential Services II, L.L.C. and to the extent applicable, as direct intended and third party beneficiaries hereof, their past and present owners, directors, officers, managers, agents, attorneys, insurers, employees, representatives, trustees, administrators, fiduciaries, parents, subsidiaries, divisions, partners, joint ventures, sister corporations and/or affiliated business entities, predecessors, successors, heirs, and assigns, jointly and severally, in both their personal and corporate capacities.

2. Except as provided below, Participant hereby fully, finally, and unconditionally releases Equity from any and all claims, suits, demands, charges, debts, grievances, costs, attorneys’ fees or injuries of every kind or nature, whether known or unknown, absolute or contingent, suspected or unsuspected, which Participant had or now has against Equity based on any matter or thing occurring or arising prior to the date of this Release, including but not limited to claims arising out of or relating to Participant’s employment with Equity. This release includes, but is not limited to, claims for breach of contract, wrongful discharge or layoff, constructive discharge, retaliatory discharge; claims for wages, bonuses or other compensation; and claims of any discrimination based on age, color, disability, national origin, race, religion, sex, sexual orientation, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination In Employment Act Of 1967, the Older Workers Benefit Protection Act, the Equal Pay Act, the Family And Medical Leave Act, the Coronavirus Aid, Relief, and Economic Security Act, and any amendments to any of these statutes, as well as any state and local statutes and ordinances pertaining to the employment relationship or prohibiting discrimination in employment, including but not limited to the laws of the state of Illinois, any state in which Participant currently works or lives and any other states or locales in which Equity conducts business. Nothing in this paragraph shall affect or be deemed to compromise Participant’s rights or remedies under any Equity benefit plan or compensation program in which he or she participates, including but not limited to the Supplemental Executive Retirement Plan,

Advantage Retirement Plan (“401K”), Executive Long-Term Incentive Plan, provisions of the limited partnership agreement of ERP Operating Limited Partnership relating to restricted units, and the 2011 and 2019 Share Incentive Plans. Also excluded from this release are any claims or administrative charges which cannot be waived by law, claims relating to enforcement of the Executive Severance Plan or this Release, and claims for indemnification arising under law, by-laws or contract. PARTICIPANT UNDERSTANDS AND AGREES THAT THIS RELEASE FOREVER BARS PARTICIPANT FROM SUING, ARBITRATING OR OTHERWISE ASSERTING A CLAIM AGAINST EQUITY ON ANY RELEASED CLAIM.

3. The parties agree and acknowledge that should either party violate any term of this Release, the amount of damages that a party would suffer as a result of such violation would be difficult to ascertain. In the event of a breach by either party of any term of this Release, in addition to injunctive relief or any other damages, the non-breaching party may recover all costs and expense reasonably incurred by it in enforcing this Release or defending against a suit brought in violation of this Release, including reasonable attorneys’ fees.

4. Participant acknowledges that they have been given [twenty-one (21)/forty-five (45)] days from the date he or she received this Release to consider its terms and decide whether or not to sign it. The [twenty-one (21)/forty-five (45)] day period started on the day Participant received this Release, and any changes to this Release, whether or not material, do not restart the running of the [twenty-one (21)/forty-five (45) day period]. Participant understands that he or she may revoke this Release at any time within the seven (7) day period following execution thereof and that this Release shall become effective and enforceable only when the revocation period has expired and Participant has not revoked this Release.

5. This Release shall be binding upon Equity and its successors and assigns and upon Participant and their respective agents, heirs, executors, representatives, and assigns. A waiver of any right under this Release must be in writing to be effective. If any portion of this Release is held invalid by operation of law, the remaining terms of this Release shall not be affected. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. This Release shall be governed by and construed in accordance with the laws of the State of Illinois (without giving effect to the conflict of laws principles thereof) except to the extent that federal laws apply. This Release cannot be modified, withdrawn, rescinded or supplemented in any manner after the date upon which it is executed except in a writing signed by both parties.

EQUITY RESIDENTIAL	PARTICIPANT

By:	By:

Date:	Date: